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                                                                    EXHIBIT 23.3

                              CONSENT OF KPMG LLP

The Board of Directors

Tumbleweed Communications Corp.:

    We consent to the use of our reports dated January 17, 2000, relating to the consolidated balance sheets of Tumbleweed Communications Corp. as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related financial statement schedule which reports are included herein, and to the reference to our firm under the heading "Selected Consolidated Financial Data" and "Experts" in the prospectus.

                                                                    /s/ KPMG LLP

San Francisco, California

August 2, 2000